Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Corebridge Financial, Inc. (formerly known as SAFG Retirement Services, Inc.) of our report dated March 10, 2022, except for the effects of the stock split discussed in Note 16 to the consolidated financial statements, as to which the date is September 6, 2022, relating to the financial statements and financial statement schedules of Corebridge Financial, Inc., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
September 12, 2022